UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

SVMK Inc.
(Name of Issuer)

Common Stock, $0.00001 par value
(Title of Class of Securities)

78489X103
(CUSIP Number)

December 31, 2019
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)

__________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No	78489X103

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global Private Investment Partners VI, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	78489X103

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global PIP Performance VI, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	78489X103

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global PIP Management VI, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No	78489X103

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global Private Investment Partners VII, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	78489X103

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global PIP Performance VII, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	78489X103

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global PIP Management VII, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No	78489X103

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,298,995

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,298,995

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,298,995

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO, IA

CUSIP No	78489X103

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Charles P. Coleman III

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,298,995

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,298,995

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,298,995

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

CUSIP No	78489X103

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Scott Shleifer

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,298,995

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,298,995

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,298,995

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

CUSIP No	78489X103

Item 1.	(a).	Name of Issuer:

SVMK Inc.

(b).	Address of Issuer's Principal Executive Offices:

One Curiosity Way San Mateo, California 94403

Item 2.	(a).	Name of Person Filing:[1]

Tiger Global Private Investment Partners VI, L.P.

Tiger Global PIP Performance VI, L.P.

Tiger Global PIP Management VI, Ltd.

Tiger Global Private Investment Partners VII, L.P.

Tiger Global PIP Performance VII, L.P.

Tiger Global PIP Management VII, Ltd.

Tiger Global Management, LLC

Charles P. Coleman III

Scott Shleifer

(b).	Address of Principal Business Office, or if None, Residence:

Tiger Global Private Investment Partners VI, L.P.

Tiger Global PIP Performance VI, L.P.

Tiger Global PIP Management VI, Ltd.

c/o Campbells Corporate Services Limited

P.O. Box 268

Floor 4 Willow House

Cricket Square

Grand Cayman KY1-1104

Cayman Islands

Tiger Global Private Investment Partners VII, L.P.

Tiger Global PIP Performance VII, L.P.

Tiger Global PIP Management VII, Ltd.

c/o Campbells Corporate Services Limited

P.O. Box 268

Floor 4 Willow House

Cricket Square

Grand Cayman KY1-1104

Cayman Islands

Tiger Global Management, LLC

9 West 57th Street

35th Floor

New York, New York 10019

Charles P. Coleman III

c/o Tiger Global Management, LLC

9 West 57th Street

35th Floor

New York, New York 10019

Scott Shleifer

c/o Tiger Global Management, LLC

9 West 57th Street

35th Floor

New York, New York 10019

____________________

1 Effective June 30, 2019, Lee Fixel ceased to be a Reporting Person for purposes of this Schedule 13G Amendment.

(c).

Citizenship:

Tiger Global Private Investment Partners VI, L.P. – Cayman Islands limited partnership

Tiger Global PIP Performance VI, L.P. – Cayman Islands limited partnership

Tiger Global PIP Management VI, Ltd. – Cayman Islands exempted company

Tiger Global Private Investment Partners VII, L.P. – Cayman Islands limited partnership

Tiger Global PIP Performance VII, L.P. – Cayman Islands limited partnership

Tiger Global PIP Management VII, Ltd. – Cayman Islands exempted company

Tiger Global Management, LLC – Delaware limited liability company

Charles P. Coleman III – United States citizen

Scott Shleifer – United States citizen

(d).	Title of Class of Securities:

Common Stock, $0.00001 par value

(e).	CUSIP Number:

78489X103

Item 3.	If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a

(a)	[_]	Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

(b)	[_]	Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

(c)	[_]	Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

(d)	[_]	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	[_]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	[_]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	[_]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	[_]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i)	[_]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[_]	Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

0 shares deemed beneficially owned by Tiger Global Private Investment Partners VI, L.P.

0 shares deemed beneficially owned by Tiger Global PIP Performance VI, L.P.

0 shares deemed beneficially owned by Tiger Global PIP Management VI, Ltd.

0 shares deemed beneficially owned by Tiger Global Private Investment Partners VII, L.P.

0 shares deemed beneficially owned by Tiger Global PIP Performance VII, L.P.

0 shares deemed beneficially owned by Tiger Global PIP Management VII, Ltd.

2,298,995 shares deemed beneficially owned by Tiger Global Management, LLC

2,298,995 shares deemed beneficially owned by Charles P. Coleman III

2,298,995 shares deemed beneficially owned by Scott Shleifer

(b)	Percent of class:

0% deemed beneficially owned by Tiger Global Private Investment Partners VI, L.P.

0% deemed beneficially owned by Tiger Global PIP Performance VI, L.P.

0% deemed beneficially owned by Tiger Global PIP Management VI, Ltd.

0% deemed beneficially owned by Tiger Global Private Investment Partners VII, L.P.

0% deemed beneficially owned by Tiger Global PIP Performance VII, L.P.

0% deemed beneficially owned by Tiger Global PIP Management VII, Ltd.

1.7% deemed beneficially owned by Tiger Global Management, LLC

1.7% deemed beneficially owned by Charles P. Coleman III

1.7% deemed beneficially owned by Scott Shleifer

Number of shares as to which Tiger Global Private Investment Partners VI, L.P. has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	0

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	0

Number of shares as to which Tiger Global PIP Performance VI, L.P. has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	0

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	0

Number of shares as to which Tiger Global PIP Management VI, Ltd. has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	0

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	0

Number of shares as to which Tiger Global Private Investment Partners VII, L.P. has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	0

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	0

Number of shares as to which Tiger Global PIP Performance VII, L.P. has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	0

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	0

Number of shares as to which Tiger Global PIP Management VII, Ltd. has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	0

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	0

Number of shares as to which Tiger Global Management, LLC has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	2,298,995

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	2,298,995

Number of shares as to which Charles P. Coleman III has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	2,298,995

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	2,298,995

Number of shares as to which Scott Shleifer has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	2,298,995

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	2,298,995

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to §240.13d-1(c) or §240.13d-1(d), attach an exhibit stating the identity of each member of the group.

N/A

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

N/A

Item 10.	Certification.

N/A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2020
(Date)

Tiger Global Private Investment Partners VI, L.P. By Tiger Global PIP Performance VI, L.P. Its General Partner By Tiger Global PIP Management VI, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global PIP Performance VI, L.P. By Tiger Global PIP Management VI, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global PIP Management VI, Ltd.	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global Private Investment Partners VII, L.P. By Tiger Global PIP Performance VII, L.P. Its General Partner By Tiger Global PIP Management VII, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global PIP Performance VII, L.P. By Tiger Global PIP Management VII, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer

Tiger Global PIP Management VII, Ltd.	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global Management, LLC	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer

Charles P. Coleman III	/s/ Charles P. Coleman III Signature

Scott Shleifer	/s/ Scott Shleifer Signature

Exhibit A

AGREEMENT

The undersigned agree that this Schedule 13G dated February 14, 2020 relating to the Common Stock, $0.00001 par value of SVMK Inc. shall be filed on behalf of the undersigned.

Tiger Global Private Investment Partners VI, L.P. By Tiger Global PIP Performance VI, L.P. Its General Partner By Tiger Global PIP Management VI, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global PIP Performance VI, L.P. By Tiger Global PIP Management VI, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global PIP Management VI, Ltd.	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global Private Investment Partners VII, L.P. By Tiger Global PIP Performance VII, L.P. Its General Partner By Tiger Global PIP Management VII, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global PIP Performance VII, L.P. By Tiger Global PIP Management VII, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer

Tiger Global PIP Management VII, Ltd.	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global Management, LLC	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer

Charles P. Coleman III	/s/ Charles P. Coleman III Signature

Scott Shleifer	/s/ Scott Shleifer Signature